Exhibit 99.7

Liquidity and Capital Resources

Historical

Overview

In addition to cash-on-hand and cash provided by operations, our external sources of liquidity are comprised of the following (which are defined and discussed below): (i) the Bowater DIP Agreement, (ii) the ULC DIP Facility and (iii) the Abitibi and Donohue accounts receivable securitization program.

The commencement of the Creditor Protection Proceedings constituted an event of default under substantially all of our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce such payment obligations is stayed as a result of the commencement of the Creditor Protection Proceedings.

Non-core asset sales have been and may continue to be a source of additional liquidity. We expect to continue to review non-core assets and seek to divest those that no longer fit within our long-term strategic business plan. It is unclear how current global credit conditions may impact our ability to sell any of these assets. In addition, for the duration of the Creditor Protection Proceedings, any divestiture not subject to certain de minimis asset sale thresholds under the Creditor Protection Proceedings must be approved by the applicable Court or the Monitor, as applicable. No assurances can be provided that such approvals will be obtained or as to the timing of any such approvals. Proceeds generated as a result of any divestiture: (i) may be deposited in trust with the Monitor and require Court approval to release the proceeds or (ii) may have to be used to repay amounts outstanding pursuant to the terms of our debtor in possession financing arrangements or pre-petition secured indebtedness. During the six months ended June 30, 2010, we sold, with Court or Monitor approval, as applicable, various mills and other assets for proceeds of $62 million, including our Mackenzie paper mill and sawmills and four previously permanently closed paper mills that were bundled and sold together.

During the first six months of 2010, we incurred significant costs associated with our Creditor Protection Proceedings and will continue to incur similar significant costs, which have and will continue to adversely affect our liquidity, results of operations and financial condition. In the three and six months ended June 30, 2010, we paid $28 million and $47 million, respectively, relating to reorganization items. For additional information, see Note 3, “Creditor Protection Proceedings Related Disclosures—Reorganization items, net,” to our unaudited interim consolidated financial statements. Partially offsetting these increased payments were lower cash payments for interest. We are currently making cash payments for interest on the Bowater DIP Agreement (as defined below), the Abitibi and Donohue accounts receivable securitization program, the Bowater and BCFPI pre-petition U.S. and Canadian secured bank credit facilities, the ACCC Term Loan, the ACCC 13.75% Senior Secured Notes due 2011 and Bowater’s floating rate industrial revenue bonds due 2029. As a result, cash payments for interest were $40 million and $64 million in the three and six months ended June 30, 2010, respectively, compared to $49 million and $164 million, respectively, in the same periods of 2009. Additionally, in the third quarter of 2009, we announced that we would continue to work on SG&A austerity measures with a target reduction of approximately $100 million on an annualized basis, as compared to 2008. The SG&A reduction efforts included, among other items, a 25% corporate headcount reduction and the suspension of 2009 incentive compensation plans, including equity awards.

Abitibi and Donohue liquidity

Abitibi’s and Donohue’s primary sources of liquidity and capital resources are cash-on-hand, cash provided by operations, the ULC DIP Facility (defined below) and an accounts receivable securitization program. As of June 30, 2010, Abitibi and Donohue had cash and cash equivalents of approximately $205 million and $19 million, respectively. As of June 30, 2010, Abitibi had $94 million of availability under its ULC DIP Facility, of which $47 million was included in “Cash and cash equivalents” and $47 million was included as restricted cash in “Other assets” in our Consolidated Balance Sheets. Abitibi and Donohue also had the ability to receive additional proceeds of up to $33 million under their accounts receivable securitization program.

ULC DIP Facility

On December 9, 2009, Abitibi entered into a Cdn$230 million ($218 million) Super Priority Debtor-In-Possession Credit Facility (the “ULC DIP Facility”) with 3239432 Nova Scotia Company, a wholly-owned subsidiary of ACCC (the “ULC”), which is an intercompany facility that was created upon the sale of MPCo and was funded by a portion of the sale proceeds. On the same date, Cdn$130 million ($123 million) of the ULC DIP Facility was drawn pursuant to the Canadian Court’s approval. Subsequent draws of up to Cdn$50 million ($47 million, based on the exchange rate in effect on June 30, 2010) in the aggregate will be advanced upon not less than five business days’ notice, subject to meeting certain draw down requirements and certain conditions determined by the Canadian Court, and the remaining Cdn$50 million ($47 million, based on the exchange rate in effect on June 30, 2010) will become available only upon further order of the Canadian Court.

The obligations of Abitibi under its ULC DIP Facility are guaranteed by certain of Abitibi’s subsidiaries and secured by superpriority liens on all present and after-acquired property of Abitibi and the subsidiary guarantors, but subordinate to: (i) an administrative charge in the aggregate amount not exceeding Cdn$6 million ($6 million) of professional fees and disbursements in connection with the CCAA Proceedings; (ii) a directors’ charge not exceeding Cdn$22.5 million ($21 million) and (iii) the Cdn$140 million ($130 million) charge granted by the Canadian Court in connection with Abitibi’s former debtor in possession financing arrangement (but only to the extent of the subrogation rights of certain secured creditors of Abitibi, estimated to be in an aggregate amount of approximately Cdn$40 million ($38 million)). These U.S. dollar amounts reflect the exchange rate to U.S. dollars in effect on December 9, 2009.

Loans made under the ULC DIP Facility bear no interest, except in the case of an overdue payment. All loans advanced under the ULC DIP Facility are to be repaid in full and the ULC DIP Facility will terminate on the earliest of: (i) December 31, 2010, (ii) the effective date of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Courts or (iii) the acceleration of the ULC DIP Facility or the occurrence of an event of default. Loans must be prepaid to the extent the ULC does not have sufficient funds to make a payment under the guarantee agreement with Alcoa Canada Ltd. (“Alcoa”), which was our partner in MPCo. As of June 30, 2010, the ULC maintained an approximate Cdn$52 million ($49 million) reserve for this purpose, which was included as restricted cash in “Other assets” in our Consolidated Balance Sheets.

The ULC DIP Facility contains usual and customary events of default and covenants for debtor in possession financings of this type, including, among other things, the obligation for Abitibi to provide to Alcoa and the trustee for ACCC’s 13.75% Senior Secured Notes due 2011 a weekly cash flow forecast and certain monthly financial information.

In accordance with its stated purpose, the proceeds of the loans under the ULC DIP Facility can be used by Abitibi and certain of its subsidiaries for working capital and other general corporate purposes, costs of the Creditor Protection Proceedings and fees and expenses associated with the ULC DIP Facility.

Abitibi and Donohue accounts receivable securitization program

Abitibi and ACSC, a subsidiary of Donohue, (the “Participants”) participate in an accounts receivable securitization program (the “Program”) whereby the Participants share among themselves the proceeds received under the Program. On June 16, 2009, with the approval of the

Courts, the former accounts receivable securitization program was amended and restated in its entirety and, as further amended on June 11, 2010, with the approval of the Courts, now provides for a maximum outstanding limit of $180 million (the “Purchase Limit”) for the purchase of ownership interests in the Participants’ eligible trade accounts receivable by the third-party financial institutions party to the agreement (the “Banks”).

The Participants sell most of their receivables to Abitibi-Consolidated U.S. Funding Corp. (“Funding”), which is a bankruptcy-remote, special-purpose, indirect consolidated subsidiary of Donohue. On a revolving basis, Funding transfers to the agent for the Banks (the “Agent”) undivided percentage ownership interests (“Receivable Interests”) in the pool of receivables that Funding acquired from the Participants. The outstanding balance of Receivable Interests increases as new Receivable Interests are transferred to the Agent and decreases as collections reduce previously transferred Receivable Interests. The amount of Receivable Interests that can be transferred to the Agent depends on the amount and nature of the receivables available to be transferred and cannot result in the outstanding balance of Receivable Interests exceeding the Purchase Limit. The pool of receivables is collateral for the Receivable Interests transferred to the Agent. The Banks can pledge or sell their Receivable Interests, but cannot pledge or sell any receivable within the pool of receivables.

As discussed in Note 1, “Organization and Basis of Presentation—Recently adopted accounting guidance,” to our unaudited interim consolidated financial statements, effective January 1, 2010, we prospectively applied new accounting guidance relating to the transfers of financial assets. As a result, transfers of the Receivable Interests to the Agent no longer qualify as sales. Such transfers and the proceeds received from the Banks are now accounted for as secured borrowings in accordance with FASB ASC 860, “Transfers and Servicing.” As of June 30, 2010, the weighted average interest rate charged by the Banks to Funding on the secured borrowings was 6.25% per annum and the commitment fee for the unused portion of the Purchase Limit was 0.75% per annum. These amounts, which totaled approximately $3 million and $7 million for the three and six months ended June 30, 2010, respectively, are included in “Interest expense” in our Consolidated Statements of Operations. For the three and six months ended June 30, 2009, the transfer of Receivable Interests were recorded as a sale to the Banks, and the proceeds received from the Banks were net of an amount based on the Banks’ funding cost plus a margin, which resulted in a loss on the sale of ownership interests in accounts receivable of $4 million and $7 million, respectively, which was included in “Other expense, net” in our Consolidated Statements of Operations.

As of June 30, 2010, the balance of the pool of receivables, net of an allowance for doubtful accounts was included in “Accounts receivable, net” in our Consolidated Balance Sheets. The outstanding balance of the proceeds received from the Banks was approximately $120 million and was recorded as “Secured borrowings” in our Consolidated Balance Sheets. In addition, based on the level and eligibility of the pool of receivables as of June 30, 2010, we could have borrowed an additional $33 million.

Abitibi and ACSC act as servicing agents and administer the collection of the receivables under the Program. The fees received from the Banks for servicing their Receivable Interests approximate the value of services rendered.

In connection with the Program, Abitibi and ACSC maintain lockboxes into which certain collection receipts are deposited. These lockbox accounts are in Abitibi’s or Funding’s name, but are controlled by the Banks. The cash balances in these lockbox accounts, which totaled approximately $17 million and $18 million as of June 30, 2010 and December 31, 2009, respectively, were included as restricted cash in “Other current assets” in our Consolidated Balance Sheets.

The Program contains usual and customary events of termination and covenants for accounts receivable securitization programs of this type, including, among other things, the requirement for Funding to provide to the Agent financial statements and other reports and to provide to the Agent copies of any reports the Participants or their subsidiaries file with the SEC or any other U.S., Canadian or other national or provincial securities exchange.

Unless terminated earlier due to the occurrence of certain events of termination, or the substantial consummation of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Courts, the Program, as further amended on June 11, 2010, will terminate on June 10, 2011.

As consideration for entering into the amendment to the Program on June 11, 2010, we incurred fees of approximately $4 million during the second quarter of 2010. These fees were recorded in “Reorganization items, net” in our Consolidated Statements of Operations for the three and six months ended June 30, 2010 (see Note 3, “Creditor Protection Proceedings Related Disclosures—Reorganization items, net,” to our unaudited interim consolidated financial statements).

Bowater liquidity

Bowater’s primary sources of liquidity and capital resources are cash-on-hand, cash provided by operations and the Bowater DIP Agreement (defined below). As of June 30, 2010, Bowater had cash and cash equivalents of approximately $484 million.

Bowater DIP Agreement

In the Creditor Protection Proceedings, we sought and obtained final approval by the Courts to enter into a debtor in possession financing facility for the benefit of AbitibiBowater Inc., Bowater and certain of Bowater’s subsidiaries. On April 21, 2009, we entered into a Senior Secured Superpriority Debtor In Possession Credit Agreement (the “Bowater DIP Agreement”) among AbitibiBowater Inc., Bowater and Bowater Canadian Forest Products, Inc. (“BCFPI”), as borrowers, Fairfax Financial Holdings Limited (“Fairfax”), as administrative agent, collateral agent and an initial lender, and Avenue Investments, L.P., as an initial lender. On May 8, 2009, Law Debenture Trust Company of New York replaced Fairfax as the administrative agent and collateral agent under the Bowater DIP Agreement.

The Bowater DIP Agreement provides for term loans in an aggregate principal amount of $206 million (the “Initial Advance”), consisting of a $166 million term loan facility to AbitibiBowater Inc. and Bowater (the “U.S. Borrowers”) and a $40 million term loan facility to BCFPI. Following the payment of fees payable to the lenders in connection with the Bowater DIP Agreement, the U.S. Borrowers and BCFPI received aggregate loan proceeds of $196 million. The Bowater DIP Agreement also permits the U.S. Borrowers to request, subject to the approval of the requisite lenders under the Bowater DIP Agreement, an incremental term loan facility (the “Incremental Facility”) and an asset based-revolving credit facility (the “ABL Facility”), provided that the aggregate principal amount of the Initial Advance and the Incremental Facility may not exceed $360 million and the aggregate principal amount of the Initial Advance, Incremental Facility and the ABL Facility may not exceed $600 million. In connection with an amendment we entered into on July 15, 2010, which was approved by the U.S. Court on July 14, 2010 and the Canadian Court on July 21, 2010, we prepaid $166 million of the outstanding principal amount of the Initial Advance on July 21, 2010, which reduced the outstanding principal balance to $40 million. As amended, the outstanding principal amount of loans under the Bowater DIP Agreement, plus accrued and unpaid interest, will be due and payable on the earliest of: (i) December 31, 2010, (ii) the effective date of a plan or plans of reorganization or (iii) the acceleration of loans and termination of the commitments (the “Maturity Date”).

Borrowings under the Bowater DIP Agreement bear interest, at our election, at either a rate tied to the U.S. Federal Funds Rate (the “base rate”) or the London interbank offered rate for deposits in U.S. dollars (“LIBOR”), in each case plus a specified margin. The interest margin for base rate loans was 6.50% through April 20, 2010 and effective April 21, 2010 was 7.00%, with a base rate floor of 4.50%. The interest margin for base rate loans was reduced to 5.00% effective July 15, 2010 in connection with the July 15, 2010 amendment. The interest margin for LIBOR loans was 7.50% through April 20, 2010 and effective April 21, 2010 was 8.00%, with a LIBOR floor of 3.50%. The interest margin for LIBOR loans was reduced to 6.00% with a LIBOR floor of 2.00% effective July 15, 2010 in connection with the July 15, 2010 amendment. We incurred an extension fee and an amendment fee in connection with the May 5, 2010 extension and the July 15, 2010 amendment, respectively, in each case in an amount of 0.5% of the outstanding principal balance of $206 million, or approximately $1 million for each. We will be required to pay a duration fee of 0.5% of the outstanding principal balance (estimated to be $40 million), or approximately $200,000, if the aggregate principal amount of the advances under the Bowater DIP Agreement have not been repaid in full on or prior to October 15, 2010. In addition, on the earlier of the final Maturity Date or the date that the Bowater DIP Agreement is repaid in full, an exit fee of 2.00% of the aggregate amount of the advances will be payable to the lenders.

The obligations of the U.S. Borrowers under the Bowater DIP Agreement are guaranteed by AbitibiBowater Inc., Bowater, Bowater Newsprint South LLC (“Newsprint South”), a direct, wholly-owned subsidiary of AbitibiBowater Inc., and each of the U.S. subsidiaries of Bowater and Newsprint South that are debtors in the Chapter 11 Cases (collectively, the “U.S. Guarantors”) and secured by all or substantially all of the assets of each of the U.S. Borrowers and the U.S. Guarantors. The obligations of BCFPI under the Bowater DIP Agreement are guaranteed by the U.S. Borrowers and the U.S. Guarantors and each of the Bowater Canadian subsidiaries (other than BCFPI) that are debtors in the CCAA Proceedings (collectively, the “Canadian Guarantors”) and secured by all or substantially all of the assets of the U.S. Borrowers, the U.S. Guarantors, BCFPI and the Canadian Guarantors. On June 24, 2009, Bowater Canadian Finance Corporation was released from its obligations under the Bowater DIP Agreement.

The Bowater DIP Agreement contains customary covenants for debtor in possession financings of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the incurrence and repayment of indebtedness; (iii) restrictions on the incurrence of liens; (iv) restrictions on making certain payments; (v) restrictions on investments; (vi) restrictions on asset dispositions and (vii) restrictions on modifications to material indebtedness. Additionally, the Bowater DIP Agreement contains certain financial covenants, including, among other things: (i) maintenance of a minimum consolidated EBITDA; (ii) compliance with a minimum fixed charge coverage ratio and (iii) a maximum amount of capital expenditures.

In accordance with its stated purpose, the proceeds of the Bowater DIP Agreement can be used by us for, among other things, working capital, general corporate purposes, to pay adequate protection to holders of secured debt under Bowater’s and BCFPI’s pre-petition secured bank credit facilities, to pay the costs associated with administration of the Creditor Protection Proceedings and to pay transaction costs, fees and expenses in connection with the Bowater DIP Agreement.

As consideration for the May 5, 2010 extension of the Bowater DIP Agreement to July 21, 2010, during the second quarter of 2010, we incurred fees of approximately $1 million. These fees were recorded in “Reorganization items, net” in our Consolidated Statements of Operations for the three and six months ended June 30, 2010 (see Note 3, “Creditor Protection Proceedings Related Disclosures—Reorganization items, net,” to our unaudited interim consolidated financial statements).

Flow of funds

Summary of cash flows

A summary of cash flows for the six months ended June 30, 2010 and 2009 was as follows:

(Unaudited, in millions)	2010	2009

Net cash (used in) provided by operating activities	$(3)	$63
Net cash (used in) provided by investing activities	(19)	60
Net cash (used in) provided by financing activities	(26)	164

Net (decrease) increase in cash and cash equivalents	$(48)	$287

Cash (used in) provided by operating activities

The $66 million decrease in cash provided by operating activities in the first six months of 2010 compared to the same period of 2009 was primarily related to an increase in accounts receivable, as well as the alternative fuel mixture tax credits in 2009, partially offset by an increase in accounts payable and accrued liabilities and a reduction in our pension contributions in 2010.

Cash (used in) provided by investing activities

The $79 million decrease in cash provided by investing activities in the first six months of 2010 compared to the same period of 2009 was primarily due to an increase in restricted cash in 2010 and a decrease in deposit requirements for letters of credit in 2009, partially offset by reductions in cash invested in fixed assets.

Capital expenditures for both periods include compliance, maintenance and projects to increase returns on production assets. We continue to take a restricted approach to capital spending until market conditions improve and translate into positive cash flow. In light of the Creditor Protection Proceedings, any significant capital spending is subject to the approval of the applicable Court, and there can be no assurance that such approval would be granted.

Cash (used in) provided by financing activities

The $190 million decrease in cash provided by financing activities in the first six months of 2010 compared to the same period of 2009 was primarily due to the debtor in possession financing arrangements in the first six months of 2009.

Pro forma

As part of our agreement with the providers of the backstop commitment for our Rights Offering, our pro forma liquidity is expected to be at least $600 million at the time of emergence. The $600 million of liquidity is expected to include cash plus the amount of commitment financing available to us under our new ABL Credit Facility, which is the greater of the committed facility, $600 million, or its borrowing base, less the usage under that facility. We expect that after taking into account the letters of credit that will be issued under the ABL Credit Facility on the Emergence Date we will have approximately $495 million of availability under the ABL Credit Facility at the Emergence Date based on our expected borrowing base as of such date.

Contractual Obligations

Historical

In addition to our debt obligations as of December 31, 2009, we had other commitments and contractual obligations that require us to make specified payments in the future. The commencement of the Creditor Protection Proceedings constituted an event of default under substantially all of our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce such payment obligations is stayed as a result of the Creditor Protection Proceedings. As part of the Creditor Protection Proceedings, we have rejected and repudiated a number of contracts and leases, including leases of real estate and equipment, and have assumed or assigned certain others.

As of December 31, 2009, the scheduled maturities of our contractual obligations as of December 31, 2009, based on the original payment terms specified in the underlying agreements or contracts, were as follows (and exclude certain obligations that were due in 2009 that were stayed as a result of the Creditor Protection Proceedings):

(dollars in millions)	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

Long-term debt, including current portion of long-term debt and debt classified as liabilities subject to compromise(1)	$8,809	$1,424	$2,132	$1,657	$3,596
Debtor in possession financing, including interest payments	213	213	—	—	—
Non-cancelable operating lease obligations(2)	50	11	16	10	13
Capital lease obligation(3)	49	9	18	18	4
Purchase obligations(4)	593	70	117	109	297
Tax reserves	206	13	18	19	156
Pension and OPEB funding(5)	247	247	—	—	—
Severance obligations(6)	87	87	—	—	—

	$10,254	$2,047	$2,301	$1,813	$4,066

(1)	Long-term debt commitments include interest payments but exclude related discounts and revaluation of debt of $637 million as of December 31, 2009, as these items require no cash outlay.

(2)	We lease approximately 40,000 acres of timberlands, certain office premises, office equipment and transportation equipment under operating leases.

(3)	The capital lease obligation includes interest payments and relates to a building and equipment lease for our Bridgewater cogeneration facility.

(4)	As of December 31, 2009, purchase obligations include, among other things, two fiber supply contracts for our Coosa Pines operations with commitments totaling $50 million through 2014, a cogeneration power supply contract for our Bridgewater operations with commitments totaling $69 million through 2015, a steam supply contract for our Thorold operations with commitments totaling $22 million through 2015, a power supply contract for our Coosa Pines operations with commitments totaling $36 million through 2019, a steam supply contract for our Dolbeau operations with commitments totaling $172 million through 2023 (which has been repudiated in the Creditor Protection Proceedings) and a bridge and railroad contract for our Fort Frances operations with commitments totaling $133 million through 2044.

(5)	Pension and other postretirement projected benefit (“OPEB”) funding is calculated on an annual basis for the following year only, although the payment and amount of these funding obligations is uncertain.

(6)	The payment and timing of our severance obligations is uncertain and accordingly, for this presentation, the total severance obligation is included above under “1 Year.” For additional information regarding our severance obligations See Note 15, “Severance Related Liabilities,” to our consolidated financial statements for the year ended December 31, 2009 included elsewhere in this offering memorandum.

Pro forma

The table below reflects the scheduled maturities for our contractual obligations as of December 31, 2009 on a pro forma basis taking into account the anticipated impacts of the Plans of Reorganization and the consummation of the Transactions:

(In millions)	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

Long-term debt, including current portion of long-term debt(1)	$2,065	$109	$218	$218	$1,520
Operating lease obligations(2)	36	7	12	6	11
Purchase obligations(3)	331	35	61	57	178
Tax reserves	186	14	18	19	135
Pension and OPEB funding(4)	243	93	100	50	—

	$2,861	$258	$409	$350	$1,844

(1)	Long-term debt commitments include estimated interest payments but exclude related discounts, as these items require no cash outlay. These amounts assume the issuance of $125 million aggregate principal amount of Convertible Notes, $750 million of notes offered hereby, and $239 million pre-petition debt. Assumes ABL facility is not drawn, but the unused line fee is paid.

(2)	We lease approximately 40,000 acres of timberlands, certain office premises, office equipment and transportation equipment under operating leases.

(3)	Purchase obligations include, among other things, two fiber supply contracts for our Coosa Pines operations with commitments totaling $50 million through 2014, a steam supply contract for our Thorold operations with commitments totaling $22 million through 2015, a power supply contract for our Coosa Pines operations with commitments totaling $36 million through 2019, and a bridge and railroad contract for our Fort Frances operations with commitments totaling $133 million through 2044.

(4)	Pension and other postretirement benefit (“OPEB”) funding is calculated based on minimum payments as required by our renegotiated agreements through 2013. After 2013, minimum payments will be adjusted using a pre-determined formula. Funding amounts after 2013 cannot be determined at this time.